Changes in Registrant's certifying accountant
On August 14, 2017, KPMG LLP ("KPMG") resigned, at the request of ClearBridge Variable Large Cap Growth Portfolio, ClearBridge Variable Mid Cap Portfolio, ClearBridge Variable Appreciation Portfolio, ClearBridge Variable Dividend Strategy Portfolio, ClearBridge Variable Large Cap Value Portfolio, ClearBridge Variable Small Cap Growth Portfolio, ClearBridge Variable Aggressive Growth Portfolio, QS Variable Growth, QS Variable Moderate Growth, QS Variable Conservative Growth, and QS Dynamic Multi-Strategy VIT Portfolio (the "Portfolios"), each a series of Legg Mason Partners Variable Equity Trust, as the independent registered public accounting firm to the Portfolios. The Audit Committee of the Portfolios' Board of Trustees participated in, and approved, the decision to change the independent registered public accounting firm. KPMG's reports on the Portfolios' financial statements for the fiscal periods ended December 31, 2016 and December 31, 2015 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Portfolios' fiscal periods ended December 31, 2016 and December 31, 2015 and the subsequent interim period through August 14, 2017, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Portfolios' financial statements for such periods, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Portfolios' Board of Trustees approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Portfolios' independent registered public accounting firm for the fiscal year ending December 31, 2017. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Portfolios or the Board of Trustees with the performance of the Portfolios' prior independent registered public accounting firm, KPMG. During the Portfolios' fiscal periods ended December 31, 2016 and December 31, 2015 and the subsequent interim period through August 14, 2017, neither the Portfolios, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Portfolios' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item
304).

The Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG to the Securities and Exchange Commission is filed as an exhibit hereto.